Exhibit 10.2

Execution Version

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT, dated as of February 16, 2022 (this “Agreement”), is by and among Concord Acquisition Corp, a Delaware corporation (“Concord”) and certain of the shareholders of the Company (as defined below) whose names appear on the signature pages of this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, Concord and the Shareholders are parties to that certain Transaction Support Agreement dated July 7, 2021 (the “Prior Agreement”) which was entered into in connection with that certain Business Combination Agreement dated July 7, 2021;

WHEREAS, Concord and the Shareholders desire to terminate and supersede the Prior Agreement by entering into this Agreement;

WHEREAS, Concord, Circle Acquisition Public Limited Company, a public company limited by shares incorporated in Ireland (“Topco”), Topco (Ireland) Merger Sub, Inc., a Delaware corporation (“Topco Merger Sub”) and Circle Internet Financial Limited, a private company limited by shares incorporated in Ireland (the “Company”) propose to enter into, simultaneously herewith, a transaction agreement in the form attached hereto as Exhibit B (the “Transaction Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement), which provides for, among other things, a business combination among Concord, Topco, Topco Merger Sub and the Company; and

WHEREAS, as of the date hereof, each Shareholder owns of record and/or beneficially the number and class of Company Shares as set forth opposite such Shareholder’s name on Exhibit A hereto (all such Company Shares and any Company Shares of which ownership of record or the power to vote or dispose is hereafter acquired by the Shareholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 6, each Shareholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to vote (or cause to be voted), at any meeting (including, for the avoidance of doubt, any general meeting, including the EGM, class meeting and any general and/or class meeting of the Company convened in accordance with Chapter 1 of Part 9 of the Act to approve the Scheme) of the Shareholders of the Company following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act, and in any action by written consent of the Shareholders of the Company (which written consent shall be delivered promptly, and in any event within two (2) business days, following the time at which the Registration Statement/Proxy Statement is declared effective under the Securities Act), all of such Shareholder’s Shares held by such Shareholder at such time (i) in favor of the approval and adoption of the Transaction Agreement and approval of the Transactions, including the Scheme of Arrangement, (ii) against any Alternative Transaction and (iii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Transaction Agreement or that would reasonably be expected to result in the failure of the Transactions from being consummated. Each Shareholder acknowledges receipt and review of a copy of the Transaction Agreement.

2. Termination of Company Shareholder Agreements. Each Shareholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Scheme Effective Time, (a) that certain Investor Rights Agreement, dated May 14, 2018, among the Company and the shareholders of the Company named therein (the “Investor Rights Agreement”), (b) that certain Share Sale Agreement, dated May 14, 2018, among the Company and the shareholders of the Company named therein (the “Share Sale Agreement”) and (c) that certain Voting Agreement, dated May 14, 2018, by and among the Company and the shareholders of the Company named therein (the “Voting Agreement” and, together with the Investor Rights Agreement and the Share Sale Agreement, the “Company Shareholder Agreements”), and (d) if applicable to such Shareholder, any rights under any other agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company Board observer rights or rights to receive information delivered to the Company Board or other similar rights not generally available to shareholders of the Company between such Shareholder and the Company, but excluding, for the avoidance of doubt, any rights such Shareholder may have that relate to any commercial or employment agreements or arrangements between such Shareholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. Transfer of Shares. Subject to the earlier termination of this Agreement in accordance with Section 6 or the Closing, each Shareholder, severally and not jointly, agrees that it shall not, directly or indirectly, (x) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer (i) pursuant to the Transaction Agreement, (ii) to another shareholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof or (iii) in a Permitted Transfer, (y) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (z) except as otherwise contemplated in the Transaction Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares. A “Permitted Transfer” shall mean any sale(s), assignment(s) or transfer(s): (a) to an affiliate of such Shareholder; (b) as a bona fide gift or gifts, or to a charitable organization; (c) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (d) if the Shareholder is an individual, by will or intestate succession upon the death of such Shareholder; (e) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); (f) if the Shareholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates; (g) in a Secondary Sale Transfer, with the proceeds of any Secondary Sale Transfers not to exceed an aggregate of $50,000,000; provided, that in each Permitted Transfer, such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement; and (h) to Circle Internet Trust Company (a private company limited by shares incorporated in Ireland) as trustee for the benefit of the Shareholder.

4. No Solicitation of Transactions; Waiver of Appraisal Rights.

(a) Each of the Shareholders, severally and not jointly, agrees not to, and shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries with respect to, or the making of, any Alternative Transaction, (ii) engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any Confidential Information or data to, any person relating to an Alternative Transaction, (iii) enter into, engage in and maintain discussions or negotiations with respect to any Alternative Transaction (or inquiries, proposals or offers or other efforts that could reasonably be expected to lead to any Alternative Transaction) or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, efforts, discussions or negotiations, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, (v) approve, vote in favor for, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (vi) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, or (vii) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action. On execution of this Agreement, each Shareholder shall, and shall instruct its Representatives to, immediately cease any solicitations, discussions or negotiations with any person (other than the parties to the Transaction Agreement and their respective Representatives) in connection with an Alternative Transaction (other than the Transactions). Each Shareholder may only respond to any unsolicited proposal regarding an Alternative Transaction by indicating that the Company is subject to the Transaction Agreement and such Shareholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning an Alternative Transaction for as long as the Transaction Agreement remains in effect.

(b) Each Shareholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger or to oppose any reorganization or amendment designed to facilitate drag along rights or otherwise facilitate the Transaction Agreement. Each Shareholder hereby further agrees that it will take no action which may prevent or unduly delay: (i) the approval of the Scheme of Arrangement, including at the Irish High Court hearing to sanction the Scheme, or (ii) the effectiveness of the Scheme of Arrangement.

5. Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to Concord as follows:

(a) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order applicable to such Shareholder, (ii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Transaction Agreement and the agreements contemplated by the Transaction Agreement) or (iii) conflict with or result in a breach of or constitute a default under any provision of such Shareholder’s governing documents or any agreement (including any voting agreement or letter agreement with the Company) to which such Shareholder is a party.

(b) As of the date of this Agreement, such Shareholder owns exclusively of record and has good and valid title to, and/or owns beneficially, the Shares set forth opposite such Shareholder’s name on Exhibit A free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company Organizational Documents and (iv) the Company Shareholder Agreements, and as of the date of this Agreement, such Shareholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Shareholder does not own, directly or indirectly, any other Shares.

(c) Such Shareholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Shareholder.

(d) There are no outstanding loans or advances from such Shareholder or their respective affiliates to the Company or its subsidiaries or vice versa.

6. Termination. This Agreement and the obligations of the Shareholders under this Agreement shall automatically terminate upon the earliest of (a) the Merger Effective Time; and (b) the six month anniversary of the termination of the Transaction Agreement in the event the Transaction Agreement is terminated and the Company Termination Fee is payable in accordance therewith; provided, however, that this Section 6(b) shall not apply in the event of and with respect to an initial public offering by the Company following termination of this Agreement, (c) the effective date of a written agreement of the parties hereto terminating this Agreement, (d) any change to the form of consideration (other than to add additional consideration) or decrease in the amount of consideration payable in the Transactions and (e) any change to the terms of the Transaction Agreement or other Transaction Documents that adversely effects, in any respect, or is reasonably likely to adversely effect, in any respect, any Shareholder party to this Agreement relative to other holders of Equity Interests of the Company. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that nothing in this Section 6 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

7. Termination of Prior Agreement. Pursuant to Section 6 of the Prior Agreement, the Prior Agreement may be terminated by the written agreement of all the parties thereto. Concord and the Shareholders, representing all of the parties to the Prior Agreement, hereby terminate the Prior Agreement in all respects and acknowledge and agree that this Agreement shall supersede the Prior Agreement.

8. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 8(b)):

If to Concord, to it at:

Concord Acquisition Corp

477 Madison Avenue, 22nd Floor

New York, NY 10022

Attention: Michele J. Cito

Email: mcito@atlasmerchantcapital.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Avenue, Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

If to Company, to it at:

Circle Internet Financial Limited

332 Congress Street

4th Floor

Boston, MA 02210

Attention: Legal Department

Email: legal@circle.com

with a copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention : William, Schnoor, John Mutkoski and Gregg Katz

Email: wschnoor@goodwinlaw.com, jmutkoski@goodwinlaw.com and

gkatz@goodwinlaw.com

If to a Shareholder, to the address or email address set forth for Shareholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Shareholder shall be liable for the breach by any other Shareholder of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by (i) Concord and (ii) Shareholders holding a majority of the Company Shares set forth on Exhibit A.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court. The parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereunder may not be enforced in or by any of the above-named courts. Notwithstanding the foregoing, the Scheme of Arrangement and matters related thereto shall, to the extent required by the laws of Ireland, and the interpretation of the duties of the directors of the Company, be governed by and construed in accordance with the laws of Ireland and the courts of Ireland shall have exclusive jurisdiction to settle any disputes relating to such matters, and any proceedings, suits or actions arising out of or in connection with such matters shall therefore be brought in the courts of Ireland.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Each Shareholder hereby consents to and authorizes the Company and Concord to publish and disclose in any announcement or disclosure required by the SEC and any other applicable securities regulators such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s obligations under this Agreement.

(k) At the request of Concord, in the case of any Shareholder, or at the request of the Shareholders, in the case of Concord, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any Shareholder until after such time as the Transaction Agreement is executed and delivered by the Company, Concord, Topco and Topco Merger Sub.

(m) Notwithstanding anything herein to the contrary, each Shareholder signs this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in any other capacity and this Agreement shall not limit its capacity, if applicable, as an officer or director of the Company. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall restrict any Shareholder’s exercise of fiduciary duties, if owed, to the Company or its shareholders in such Shareholder’s capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 8(n).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONCORD ACQUISITION CORP

By:	/s/ Jeff Tuder
Name:	Jeff Tuder
Title:	Chief Executive Officer

[Signature Page to Transaction Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SHAREHOLDERS:

JEREMY ALLAIRE

By:	/s/ Jeremy Allaire
Name:	Jeremy Allaire
Title:	Chairman and CEO
Address: 99 High Street, Suite 1701, Boston, MA 02110

[Signature Page to Transaction Support Agreement]

EXHIBIT B

TRANSACTION AGREEMENT